Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 15, 2021, with respect to the balance sheet as of October 14, 2021 of IO Biotech, Inc., and our report dated June 2, 2021, with respect to the financial statements of IO Biotech ApS for the years ended December 31, 2020 and 2019, in the Registration Statement (Form S-1) and related Prospectus of IO Biotech, Inc. for the registration of shares of its common stock.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

October 15, 2021